EXHIBIT 99.1

First Citizens Reports Earnings for Third Quarter 2009

RALEIGH, N.C., Nov. 5, 2009 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending September 30, 2009, of $82.5 million, compared to $19.6 million for the corresponding period of 2008, according to Frank B. Holding Jr., chairman of the board. Results for the third quarter of 2009 include after-tax gains of $63.9 million related to the Federal Deposit Insurance Corporation (FDIC) assisted acquisitions of Temecula Valley Bank in Temecula, California, and Venture Bank in Lacey, Washington. The gains resulted from the excess of the fair value of the recorded assets over the fair value of the liabilities assumed.

Under the purchase and assumption agreements with the FDIC, First Citizens received cash, investments securities, loans, foreclosed real estate, deposits and borrowings. The loans and foreclosed real estate acquired are covered by loss-sharing agreements with the FDIC that provide significant loss protection to First Citizens.

Per share income for the third quarter 2009 totaled $7.90, compared to $1.87 for the same period a year ago. The after-tax gains represented $6.12 per share. First Citizens' current quarter results generated an annualized return on average assets of 1.83 percent and an annualized return on average equity of 22.45 percent, compared to respective returns of 0.47 percent and 5.20 percent for the same period of 2008.

Third quarter net interest income increased $8.0 million, or 6.3 percent, from the same period of 2008, due to a $1.09 billion increase in average interest-earning assets. Acquisitions accounted for a significant portion of the growth in interest-earning assets. The net yield on interest-earning assets declined 6 basis points from the third quarter of 2008 but improved 39 basis points on a linked quarter basis.

Interest-earning assets averaged $15.86 billion during the third quarter of 2009, an increase of 7.4 percent over the third quarter of 2008, due to growth in loans and investment securities. Average loans outstanding increased $637.8 million, or 5.6 percent, since the third quarter of 2008, while investment securities grew $639.1 million, or 21.6 percent. As a result of interest rate reductions affecting all asset classes, the taxable-equivalent yield on interest-earning assets declined 74 basis points to 4.66 percent during the third quarter of 2009.

Average interest-bearing liabilities increased by $950.3 million, or 7.8 percent during the third quarter of 2009, due primarily to higher levels of deposits. The rate on interest-bearing liabilities decreased 70 basis points to 1.64 percent during the third quarter of 2009.

The provision for credit losses equaled $18.3 million during the third quarter of 2009, a $1.7 million, or 8.7 percent, decline from the same period of 2008 caused by lower internal loan growth. Net charge-offs during the third quarter 2009 equaled $15.3 million, compared to $11.6 million during the third quarter 2008. Charge-offs increased among all retail loan categories, including a $1.7 million and $1.3 million increase respectively in charge-offs on revolving credit and EquityLine loans. On an annualized basis, net charge-offs for the third quarter of 2009 represented 0.50 percent of average loans and leases, compared to 0.40 percent for the same period of 2008.

Other noninterest income totaled $77.7 million during the third quarter of 2009, compared to $77.5 million during the third quarter of 2008. Mortgage income and fees from processing services increased while service charge income declined.

Noninterest expense equaled $166.3 million during the third quarter of 2009, up $10.5 million, or 6.8 percent. Noninterest expenses incurred during the third quarter within the acquired locations amounted to $6.6 million. FDIC insurance expense increased $4.5 million in the third quarter of 2009, due to higher rates and a larger deposit base. Litigation-related expenses increased $4.5 million, due to resolution of a previously disclosed contingency. Employee benefits expense and foreclosure-related expenses also increased during 2009.

For the nine-month period ending September 30, 2009, net income equaled $97.3 million or $9.33 per share, compared to $78.2 million, or $7.49 per share, earned during the same period of 2008. Annualized net income as a percentage of average assets was 0.75 percent during 2009, compared to 0.64 percent during 2008. The annualized return on average equity was 9.01 percent for the first nine months of 2009, compared to 7.05 percent for the same period of 2008.

The $19.2 million increase in net income for 2009 reflects the impact of the acquisition gains, higher FDIC insurance costs and provision for credit losses, and lower revenues.

Year-to-date net interest income decreased $6.1 million, or 1.6 percent, during 2009. Average loans and leases grew $601.6 million, or 5.4 percent, during the 2009. Average investment securities increased $400.9 million, or 12.9 percent. The taxable-equivalent net yield on interest-earning assets declined 27 basis points to 3.17 percent during 2009, versus 3.44 percent recorded during the comparable period of 2008.

The provision for credit losses totaled $57.7 million for the first nine months of 2009, compared to $43.3 million during 2008, a $14.5 million increase resulting from higher net charge-offs and nonperforming assets. Net charge-offs totaled $50.0 million in 2009, up $22.7 million from 2008. Net charge-offs for 2009 represent 0.57 percent of average loans and leases, compared to 0.33 percent for 2008. Nonperforming assets not covered by FDIC loss-sharing agreements totaled $106.3 million at September 30, 2009, compared to $62.2 million at September 30, 2008, the growth resulting primarily from deterioration in the residential construction loan portfolio. Nonperforming assets not covered by FDIC loss-sharing agreements represent 0.92 percent of non-covered loans, leases and foreclosed properties as of September 30, 2009, compared to 0.54 percent as of September 30, 2008. Nonperforming assets covered by FDIC loss-sharing agreements totaled $205.1 million as of September 30, 2009, representing 15.08 percent of total assets covered under those loss-sharing agreements.

Other noninterest income equaled $222.4 million for the nine-month period ending September 30, 2009, a decrease of $18.9 million, or 7.8 percent. The decrease resulted from an $8.1 million securities gain recognized in 2008 and lower service charges, cardholder and merchant services and wealth management income during 2009. Service charges on deposit accounts decreased $4.8 million, or 7.7 percent, due to continued growth in free checking products and lower overdraft fees. Fees from wealth management services decreased $3.8 million, or 10.0 percent, due to weaker trust and brokerage income. Cardholder and merchant services income declined $3.5 million, or 4.7 percent, due to lower transaction volumes.

Noninterest expense increased $32.4 million, or 7.2 percent, during the first nine months of 2009. Much of the increase relates to FDIC deposit insurance expense, which increased $21.2 million during 2009, due to higher insurance rates, a larger deposit base and a special assessment. During 2008, we recorded a $3.3 million reduction in noninterest expense, due to the termination of a contingent liability established in 2007 for Visa member bank litigation exposure. Salaries and wages increased $2.6 million, or 1.3 percent, during 2009, due primarily to costs within the acquired locations. Employee benefit costs increased $3.5 million during 2009, due to higher health care and pension costs, partially offset by lower executive retirement costs. Occupancy expense increased $3.3 million, or 7.2 percent, during 2009, due to new branches.

As of September 30, 2009, First Citizens BancShares had total assets of $18.5 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 432 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

                     CONDENSED STATEMENTS OF INCOME
                     ------------------------------

 (thousands, except      Three Months Ended        Nine Months Ended
 share data;               September 30              September 30
 unaudited)             2009         2008         2009         2008
 --------------------------------------------------------------------
 Interest income   $   189,690  $   199,080  $   546,183  $   617,985
 Interest
  expense               54,413       71,761      178,069      243,734
 --------------------------------------------------------------------
 Net interest
  income               135,277      127,319      368,114      374,251
 Provision for
  credit losses         18,265       20,008       57,747       43,286
 --------------------------------------------------------------------
 Net interest
  income after
  provision for
  credit losses        117,012      107,311      310,367      330,965
 Gain on
  acquisitions         104,970           --      104,970           --
 Other
  noninterest
  income                77,661       77,536      222,366      241,302
 Noninterest
  expense              166,277      155,746      483,487      451,058
 --------------------------------------------------------------------
 Income before
  income taxes         133,366       29,101      154,216      121,209
 Income taxes           50,898        9,547       56,885       43,044
 --------------------------------------------------------------------
 Net income        $    82,468  $    19,554  $    97,331  $    78,165
 ====================================================================
 Taxable-
  equivalent
  net interest
  income           $   136,426  $   128,872  $   372,001  $   379,372
 ====================================================================
 Net income per
  share            $      7.90  $      1.87  $      9.33  $      7.49
 Cash dividends
  per share              0.275        0.275        0.825        0.825
 --------------------------------------------------------------------
 Profitability
  Information
  (annualized)
 Return on
  average assets          1.83%        0.47%        0.75%        0.64%
 Return on
  average equity         22.45         5.20         9.01         7.05
 Taxable-
  equivalent net
  yield on
  interest-
  earning
  assets                  3.41         3.47         3.17         3.44
  --------------------------------------------------------------------

                        CONDENSED BALANCE SHEETS
                        ------------------------

 (thousands, except
 share data;                       Sept. 30     Dec. 31     Sept. 30
 unaudited)                          2009        2008         2008
 --------------------------------------------------------------------
 Cash and due
  from banks                    $   723,031  $   593,375  $   724,216
 Investment
  securities                      3,287,309    3,225,853    2,934,934
 Loans and leases
  covered under
  FDIC loss sharing
  agreements                      1,257,478           --           --
 Loans and leases
  not covered under
  FDIC loss
   sharing
   agreements                    11,520,683   11,649,886   11,563,711
 Allowance for
  loan and lease
  losses                           (165,282)    (157,569)    (152,946)
 FDIC receivable
  for loss
  sharing
  agreements                        243,000           --           --
 Other assets                     1,646,659    1,434,117    1,595,690
 --------------------------------------------------------------------
  Total assets                  $18,512,878  $16,745,662  $16,665,605
 ====================================================================
 Deposits                       $15,348,955  $13,713,763  $13,372,468
 Other liabilities                1,649,239    1,588,524    1,788,803
 Shareholders'
  equity                          1,514,684    1,443,375    1,504,334
 --------------------------------------------------------------------
  Total liabilities
   and
   shareholders'
   equity                       $18,512,878  $16,745,662  $16,665,605
 ====================================================================
 Book value per
  share                         $    145.16  $    138.33  $    144.17
 Tangible book
  value per share                    134.66       128.13       133.92
 --------------------------------------------------------------------

                        SELECTED AVERAGE BALANCES
                        -------------------------

 (thousands,
 except shares        Three Months Ended         Nine Months Ended
 outstanding;            September 30               September 30
 unaudited)            2009        2008         2009          2008
 --------------------------------------------------------------------
 Total assets      $17,892,599  $16,377,570  $17,385,950  $16,362,573
 Investment
  securities         3,596,422    2,957,353    3,506,187    3,105,268
 Loans and leases   12,078,390   11,440,563   11,788,104   11,186,487
 Interest-earning
  assets            15,862,964   14,773,446   15,686,614   14,748,235
 Deposits           14,792,449   13,003,821   14,338,639   12,961,679
 Interest-bearing
  liabilities       13,137,412   12,187,085   12,860,014   12,259,025
 Shareholders'
  equity           $ 1,457,599  $ 1,496,573  $ 1,444,605  $ 1,481,519
 Shares
  outstanding       10,434,453   10,434,453   10,434,453   10,434,453
 --------------------------------------------------------------------

                             ASSET QUALITY
                             -------------

 (dollars in
 thousands;                        Sept. 30     Dec. 31      Sept. 30
 unaudited)                          2009         2008         2008
 --------------------------------------------------------------------
 Nonaccrual
  loans
  and leases                    $   159,101  $    39,361  $    39,598
 Other real
  estate                            147,303       29,956       21,580
 Restructured
  loans                               4,990        2,349          988
 --------------------------------------------------------------------
 Total non-
  performing
  assets                        $   311,394  $    71,666  $    62,166
 ====================================================================
 Nonperforming
  assets covered
  under loss
  share
  agreements                    $   205,073  $        --  $        --
 Nonperforming
  assets not
  covered under
  loss share
  agreements                        106,321       71,666       62,166
 --------------------------------------------------------------------
 Total non-
  performing
  assets                        $   311,394  $    71,666  $    62,166
 ====================================================================
 Net charge-offs
  (year-to-date)                $    50,034  $    45,331  $    27,314
 Ratio of non-
  performing
  assets to loans,
  leases and other
  real estate:
 Covered under loss
  share agreements                    15.08%          --           --
 Not covered under
  loss share
  agreements                           0.92%        0.61%        0.54%
 Total                                 2.41%        0.61%        0.54%
 Allowance for
  loan and lease
  losses to loans
  and leases
  not covered
  under loss share
  agreements                           1.43%        1.35%        1.32%
 Net charge-offs
  to average loans
  and leases not
  covered
  under loss share
  agreements
  (annualized,
  year-to-date)                        0.57         0.40         0.33
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                            CAPITAL INFORMATION
                            -------------------

 (dollars in
 thousands;                       Sept. 30     Dec. 31      Sept. 30
 unaudited)                         2009         2008        2008
 --------------------------------------------------------------------
 Tier 1 capital                 $ 1,734,984  $ 1,649,675  $ 1,628,743
 Total capital                    2,028,621    1,935,993    1,918,384
 Risk-weighted
  assets                         13,019,522   12,499,545   12,516,318
 Tier 1 capital
  ratio                               13.33%       13.20%       13.01%
 Total capital
  ratio                               15.58        15.49        15.33
 Leverage capital
  ratio                                9.73         9.88        10.01
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CONTACT:  First Citizens BancShares, Inc.
          Barbara Thompson
          (919) 716-2716